Exhibit 99.1

TENDER OFFERS ANNOUNCED IN ANTICIPATION OF
SALE OF SAFETY PRODUCTS HOLDINGS, INC.

OAK BROOK, Illinois—April 14, 2008—In anticipation of the previously announced proposed sale (the “Sale”) of Safety Products Holdings, Inc. (the “Company”) to Honeywell International Inc. (“Honeywell”), the Company announced today that it has commenced a cash tender offer and consent solicitation relating to any and all of its outstanding 11 3/4% Senior PIK Notes due 2012 (the “Holdco Notes”) and Norcross Safety Products L.L.C. (the “Opco Purchaser” and together with the Company, the “Purchasers”) announced that it has commenced a cash tender offer and consent solicitation relating to any and all of their outstanding 9 7/8% Senior Subordinated Notes due 2011 (the “Opco Notes” and together with the Holdco Notes, the “Notes”).

In conjunction with the tender offers, the Purchasers are also soliciting consents to adopt proposed amendments to the indentures under which the Notes were issued (as amended and supplemented from time to time, the “Indentures”) that, among other things, would eliminate substantially all restrictive covenants and certain events of default provisions.  The tender offers and consent solicitations are being made upon the terms and subject to conditions set forth in the related offer to purchase and consent solicitation statements dated April 14, 2008 (the “Statements”).

The tender offers are scheduled to expire at 12:00 midnight, New York City time, on May 9, 2008, unless extended (the “Expiration Date”).  The consent deadline with respect to the solicitations is 5:00 p.m., New York City time, on April 25, 2008, unless extended (the “Consent Date”).

The total consideration (which includes a consent payment of $30.00) for each $1,000 principal amount of Holdco Notes validly tendered and accepted for payment and consents validly delivered and not withdrawn on or prior to the Consent Date will be $1,052.50.  The total consideration (which includes a consent payment of $30.00) for each $1,000 principal amount of Opco Notes validly tendered and accepted for payment and consents validly delivered and not withdrawn on or prior to the Consent Date will be $1,051.88.  Holders who validly tender and do not validly withdraw their notes will also be eligible to receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.  Notes validly tendered after the Consent Date will not be eligible to receive the consent payment of $30.00.

The tender offers and consent solicitations are being made in anticipation of the Sale.  The Purchasers expect to fund the cash consideration payable in the tender offers and related consent solicitations with funds to be deposited by Honeywell with D.F. King & Co., the tender agent, if the Sale transaction is completed.

The Purchasers’ obligation to accept for purchase, and to pay for, Holdco Notes and Opco Notes validly tendered in the tender offers is subject, in each case, to the satisfaction of certain conditions including, among other things: (i) there being validly tendered and not withdrawn at least a majority of the aggregate principal amount of the Notes of such series; (ii)

the receipt of the requisite consents necessary to amend the Indenture relating to such series of Notes; (iii) the consummation of the Sale (iv) the repayment of the credit facility to which the Purchasers are party and (v) the receipt by the Purchasers of funds in an amount sufficient to purchase any and all tendered Notes of such series.

In the event either tender offer is not completed or if less than all outstanding Notes are tendered, the Purchasers, together with the other applicable issuers of the Notes, have the right under the respective Indentures to redeem each series of Notes on no less than 30 days and no more than 60 days notice to holders.

This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes.  The tender offers and consent solicitations are being made solely pursuant to the Statements.

The Purchasers have retained Credit Suisse Securities (USA) LLC to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent.  Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 431-9643 (toll free) or (212) 269-5550 (collect).  Questions regarding the tender offers and consent solicitations should be directed to Credit Suisse Securities (USA) LLC by telephone at (212) 325-4951 (collect).

The Company is a leading designer, manufacturer and marketer of branded products in the fragmented personal protection equipment industry.  The Company manufactures and markets a full line of personal protection equipment for workers in the general safety and preparedness, fire service and electrical safety industries.  The Company sells its products under trusted, long-standing and well-recognized brand names, including North, KCL, Fibre-Metal, NEOS, Morning Pride, Ranger, Servus, Pro-Warrington, American Firewear, Salisbury and SafetyLine.  The Company’s broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, turnout gear and linemen equipment.

This press release contains forward-looking information.  These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement.  Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations.  The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘intent,’’ ‘‘likely,’’ ‘‘will,’’ ‘‘should,’’ and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements.  Important factors that could cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements include, but are not limited to: (i) the Company’s high degree of leverage and significant debt service obligations; (ii) the impact of current and future laws and governmental regulations affecting the Company or its product offerings; (iii) the impact of governmental spending; (iv) the Company’s ability to retain existing customers, maintain key supplier status with those customers with which it has achieved such status, and obtain new customers; (v) the highly competitive nature of the personal protection equipment industry; (vi) any future changes in management of the Company; (vii) acceptance by consumers of new products developed or acquired by the Company; (viii) the importance and costs of product innovation; (ix) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings; (x) the unpredictability of patent protection and other intellectual property issues; (xi) cancellation of current orders; (xii) the outcome of pending product liability claims and the availability of indemnification for those claims; (xiii) general risks associated with the personal protection equipment industry; and (xiv) the successful integration of acquired companies on economically acceptable terms.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.